SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 28, 2002

Gables Residential Trust
(Exact name of Registrant as specified in its charter)

Maryland	1-12590	58-2077868
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6551 Park of Commerce Blvd., Suite 100
Boca Raton,  Florida  33487
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code:
(561) 997-9700

Item 4.   Changes in Registrant's Certifying Accountant.

       On May 28, 2002, Gables Residential Trust (the "Company") dismissed Arthur Andersen LLP ("Arthur Andersen") as its independent accountant and engaged Deloitte & Touche LLP ("Deloitte & Touche") to serve as its new independent accountant for the fiscal year ending December 31, 2002.  The decision to change accountants was recommended by the Company's Audit Committee and unanimously approved by the Company's Board of Trustees.

       The reports of Arthur Andersen on the consolidated financial statements of the Company for the years ended December 31, 2001 and 2000 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

       During the Company's fiscal years ended December 31, 2001 and 2000, and the subsequent interim period through May 28, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Arthur Andersen, would have caused Arthur Andersen to make reference to the subject matter of the disagreements in connection with its reports.  None of the reportable events described in Item 304(a)(1)(v) of Regulation S-K occurred during the fiscal years ended December 31, 2001 and 2000, or the subsequent interim period through May 28, 2002.

       The Company has provided Arthur Andersen with a copy of the foregoing disclosures.  Attached as Exhibit 16.1 is a letter from Arthur Andersen, dated May 29, 2002, stating their agreement with such statements.

       During the Company's fiscal years ended December 31, 2001 and 2000, and the subsequent interim period through May 28, 2002, the Company did not consult with Deloitte & Touche regarding the application of the Company's accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.

       (c)    Exhibits:

Exhibit No.

16.1  Letter from Arthur Andersen LLP regarding change in certifying accountant.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 30, 2002

GABLES RESIDENTIAL TRUST

By:  /s/  Marvin R. Banks, Jr.
Marvin R. Banks, Jr.
Chief Financial Officer